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                                                                EXHIBIT 10.3(b)

                            FIRST ESSEX BANCORP, INC.
                                 71 MAIN STREET
                              POST OFFICE BOX 2010
                          ANDOVER, MASSACHUSETTS 01810


                                                 As of January 1, 2000


Mr. Leonard A. Wilson
4 Eastman Road
Andover, Massachusetts 01810

         RE:      AMENDMENT TO EXECUTIVE SALARY CONTINUATION AGREEMENT

Dear Len,

         We are writing to confirm the changes we have agreed to make to that certain Executive Salary Continuation Agreement (the "Agreement") between you and First Essex Savings Bank, (the "Bank") and First Essex Bancorp, Inc. (the "Holding Company") (hereinafter the Bank and the Holding Company are the "Corporation"), dated as of January 1, 1991 and amended and restated as of January 1992. We propose to confirm our mutual understanding of the following amendments to the Agreement, each of which shall be effective as of January 1, 2000.

      1. ACCELERATE VESTING FOR CERTAIN EARLY TERMINATIONS. The parties intend that under certain circumstances the Executive should become fully vested in the benefits provided in Section 2 of the Agreement before the date otherwise established for full vesting. Therefore, the parties agree that Article Two of the Agreement is hereby amended as follows:

         (a) SECTION 2.03. Revise the first sentence of Section 2.03 by adding "(the "Accrued Percentage")" after "multiplied by a fraction".

         (b) SECTIONS 2.06 AND 2.07. New Sections 2.06 and 2.07 shall be added to Article Two as follows:

                  "2.06. ACCELERATION OF ACCRUAL. Notwithstanding the provisions of Section 2.03, in the event that the Executive terminates his employment for Good Reason (as defined in the Employment Agreement dated as of [ ] between the Executive and the Corporation (the "Employment Agreement")), or is terminated by the Corporation for any reason other than for Cause (as defined below), the Accrued Benefit shall be the amount to which the Executive would be entitled under Section 2.01 commencing at the Normal Retirement Date, calculated with an Accrued Percentage equal to 100%.

                  2.07.  CAUSE.

                           (a) As used in this Agreement, the term "Cause" shall
                  mean (1) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Corporation;
                  (2) conviction of a felony involving a crime of moral turpitude; or (3) willfully engaging in violations of material banking regulations.

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                           (b) For purposes of the definition of Cause contained
                  in this Section 2.07, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (if Executive is not the Chief Executive Officer) or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for "Cause" unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Corporation that two-thirds of the entire Board of Directors of the Corporation found in good faith that the Executive was guilty of conduct which is deemed to be Cause as defined in this Section 2.07 and specifying the particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such Cause and an opportunity for him together with his counsel, to be heard before the Board in accordance with the Board Termination Procedure as described in the Employment Agreement."

      2. DISABILITY BENEFITS. The parties intend that the Agreement provide for certain benefits in the event the Executive becomes disabled after he reaches the age of fifty-five, but before the Normal Retirement Date. Therefore, Article Four of the Agreement is hereby amended as follows:

         (a) SECTION 4.01. Section 4.01 shall be replaced in its entirety by the following:

                  "4.01. DISABILITY PRIOR TO RETIREMENT. In the event the Compensation Committee shall determine, on the basis of such medical evidence as it may reasonably require, that prior to the Normal Retirement Date the Executive has become mentally or physically disabled such that he is prevented from performing all the material aspects of his duties, the Corporation will pay to the Executive from the date of such determination, in monthly payments, an annual amount equal to sixty percent (60%) of his salary at the time he became disabled until the earlier of (a) his death, (b) his sixty-second birthday, or (c) such time as he is no longer so disabled. Said disability benefits under this Section 4.01 shall be reduced by the amount of payments made to or on behalf of the Executive as a result of any disability insurance policies paid for by the Corporation and the amount of salary or money paid to the Executive during such disability for any subsequent employment or self-employment of the Executive. The Executive shall be considered to be no longer disabled at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed at the date of disability."

         (b) SECTION 4.02. Replace the words "determined as of the date of the disability" in the second sentence of Section 4.02 with "calculated with an Accrued Percentage of 100%"; and

         (c) SECTION 4.03. At the end of Section 4.03 insert the following: ", and (for purposes of calculating the Accrued Benefit) as if the Executive had remained employed by the Corporation throughout the period of his disability."

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      3. CERTAIN TERMINATION PROVISIONS. Article Five of the Agreement is hereby amended as follows:

         (a) SECTION 5.01. Replace the words "for cause in accordance with any employment agreement between the Executive and the Corporation," in Section 5.01; with "for Cause (as defined herein)";

         (b) SECTION 5.03. Add the following to the end of Section 5.03:

                  "If the Executive requests Early Commencement of Benefits and the Compensation Committee refuses, the Executive may request the Compensation Committee to reconsider its decision. If the Compensation Committee does not agree within thirty (30) days of the Executive's request for reconsideration, the Executive shall have the right to receive upon written application to the Corporation the Actuarial Equivalent of such Accrued Benefit, less a penalty of seven percent (7%). If the Executive begins to receive his Accrued Benefit prior to attaining his Normal Retirement Age, the Benefit shall be the Actuarial Equivalent of the benefit that would have been payable if the benefit had been paid at the Executive's Normal Retirement Age."

      4. NON-COMPETITION. Article Six of the Agreement is hereby amended as follows:

         (a) SECTION 6.01. In the first sentence of Section 6.01, insert "the Executive's employment is terminated for any reason prior to a Change in Control (as defined in the Employment Agreement) and" immediately following the words "In the event that".

         (b) SECTION 6.01. Add the following sentence to the end of Section
6.01:

                  "For purposes of this Section 6.01, the Executive shall not be deemed to be competing with the Corporation if he is employed outside of the Corporation's market area for a bank or a corporation which has its headquarters outside of the Corporation's market area, even if such bank or corporation has a branch or office in the Corporation's market area."

      5. RABBI TRUST. The parties intend that the benefits provided by the Agreement be protected by the establishment of a so-called "Rabbi Trust." Article Ten of the Agreement is hereby amended to add Section 10.2 as follows:

                  "10.2. RABBI TRUST. Upon a Change in Control, the Corporation shall, as soon as possible, but in no event later than 30 days following the Change in Control, make an irrevocable contribution to a trust (the "Trust") in an amount that is sufficient, as determined by an actuary appointed by the trustee of the Trust (the "Trustee"), to pay the Executive or his Beneficiary the full benefits to which he would be entitled pursuant to the terms of this Agreement as of the date on which the Change in Control occurred assuming that (a) the Accrued Benefit was calculated with an Accrued Percentage of 100%, and (b) the Board had agreed to pay such benefits to the Executive or his Beneficiary, on an Actuarial Equivalent basis, as of the date of the Change in Control. Within the same time period following a Change in Control, the Corporation shall make a further irrevocable contribution to the Trust in an amount sufficient to pay for the Trustee's fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Agreement following a Change in Control.

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                  Such amount shall be determined by the Trustee's estimate of its fees (as provided in the Trust agreement) and by estimates obtained by the Trustee from the independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provided such services to the Trust or the Corporation immediately before the Change in Control."

      6. NO OTHER AMENDMENTS. Except as set forth above, all other terms and conditions of the Agreement shall remain in full force and effect as set forth therein.

         By countersigning below, you confirm your agreement to the foregoing. Upon our receipt of such countersignature, this letter agreement shall become a binding agreement between us, under seal, to be governed in all respects by the laws of The Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws of such state.


                                             Very truly yours,

                                             FIRST ESSEX BANCORP, INC.

                                             By: ________________________

                                             Name:______________________

                                             Title:_______________________


Agreed and Accepted:


----------------------------
Leonard A. Wilson







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